Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference on Form 8-K (No. 333- 205462) of Aytu BioScience, Inc. (formerly Rosewind Corporation) of our report dated July 30, 2015, with respect to the statement of assets acquired and liabilities assumed of the ProstaScint product line of Jazz Pharmaceuticals plc as of June 30, 2014 and 2013 and the related statement of net revenues and direct expenses for each of the years in the two-year period ended June 30, 2014.

Our report dated July 30, 2015 with respect to the abbreviated financial statements of the ProstaScint product line of Jazz Pharmaceuticals plc, contains an emphasis of matter paragraph that states that the statements of assets acquired and liabilities assumed and net revenues and direct expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of Aytu BioScience, Inc. as described in note 1 and are not intended to be a complete presentation of all net assets and the results of operations of the ProstaScint product line of Jazz Pharmaceuticals plc. Our opinion is not modified with respect to this matter.

/s/ KPMG

Dublin, Ireland

July 30, 2015